Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT OF LEASE

THIS SECOND AMENDMENT TO AGREEMENT OF LEASE (this “Second Amendment”) is made as of the 10th day of June, 2008, by and between Wynn Las Vegas, LLC (“Lessor”) and Stephen A. Wynn (“Lessee”) and, together with Lessor, the “Parties”).

RECITALS

A.           The Parties have entered into an Agreement of Lease dated as of January 10, 2005 (the “Original Lease”) as amended by that certain First Amendment to Agreement to Lease dated April 21, 2005 (the “First Amendment”) (the Original Lease and the First Amendment are collectively referred to herein as the “Lease”), under which Lessee leases a luxury suite (the “Suite”) in Lessor’s Wynn Las Vegas casino and resort hotel (the “Resort”).

B.           The initial 12 month term of the Lease commenced on July 1, 2005.  The Parties have renewed the Lease for consecutive 12 month periods thereafter from year to year.

C.           The Parties have agreed to reduce certain services provided by Lessor to Lessee under the terms of the Lease.

D.           Pursuant to Section 3 of the Original Lease, the Parties have determined the amount of the annual rental for the two (2) year period commencing on July 1, 2008.

NOW, THEREFORE, the Parties agree as follows:

1.           Annual Rental.  The Parties agree that for the two (2) year period commencing on July 1, 2008, the Lease rental for the Suite shall be Five Hundred Twenty Thousand Dollars and No Cents ($520,000.00) per year.  Notwithstanding the foregoing nothing herein shall be interpreted as to change or amend either Party’s right to terminate the Lease in accordance with Section 2 of the Lease.

2.           Section 2 of the Lease is hereby amended and restated to read in its entirety as follows:

“4.           Maintenance and Services.  Lessor shall maintain the Suite and provide all services and utilities with respect thereto in a manner consistent with the Resort’s standards; provided however, that Lessor shall only be obligated to provide maid service in the Suite on Saturdays and Sundays of each week during the Term.  Lessee shall be responsible to arrange and pay for maid service in the Suite from Monday through Friday of each week during the Term.  All taxes and utilities with respect to the Suite, other than personal long distance telephone charges and taxes associated with the maid service arranged by the Lessee, shall be paid by Lessor and deemed included in the rent payable by Lessee pursuant to Section 3 above.  Lessee shall be responsible for payment of all personal long distance telephone charges, which shall be billed to him separately by the Resort in accordance with its customary practices.”

3.           Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.

4.           Except as modified by this Second Amendment, all of the terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first written above.

WYNN LAS VEGAS, LLC,

a Nevada limited liability company,

By:	/s/ Andrew Pascal	/s/ Stephen A. Wynn
	Name: Andrew Pascal	Stephen A. Wynn
Title: President